UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2023

Journey Medical Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41063	47-1879539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9237 E Via de Ventura Blvd., Suite 105

Scottsdale, AZ 85258

(Address of Principal Executive Offices)

(480) 434-6670

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DERM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 27, 2023 (the “Closing Date”), Journey Medical Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company and SWK Funding LLC and the other the financial institutions party thereto from time to time, as lenders.

The Credit Agreement provides for a term loan facility (the “Credit Facility”) in the original principal amount of up to $20 million. On the Closing Date, the Company drew $15 million. The remaining $5 million may be drawn upon request by the Company within 12 months after the Closing Date. Loans under the Credit Facility (the “Term Loans”) mature on December 27, 2027 (the “Maturity Date”) unless the Credit Facility is otherwise terminated pursuant to the terms of the Credit Agreement. Beginning in February 2026, the Company is required to repay the outstanding principal of the Term Loans quarterly in an amount equal to 7.5% of the principal amount of funded Term Loans. If the total revenue of the Company, measured on a trailing twelve-month basis, is greater than $70 million as of December 31, 2025, principal repayment is not required until February 2027, at which point the Company is required to repay the outstanding principal of the Term Loans quarterly in an amount equal to 15% of the principal amount of funded Term Loans.

The Term Loans bear interest at a rate per annum equal to the three-month term SOFR (subject to a SOFR floor of 5%) plus 7.75% (the “Loan Rate”). Upon an event of default under the Credit Agreement, the outstanding principal amounts of the Term Loans will accrue interest at a rate per annum equal to the Loan Rate plus three percent (3%), but in no event in excess of the maximum rate of interest allowed under applicable law. All accrued but unpaid interest on the outstanding Term Loans is payable quarterly until the Maturity Date when the then-outstanding principal balance of the Term Loans and all accrued but unpaid interest thereon becomes due and payable.

At the Company’s option, the Company may at any time prepay the outstanding principal balance of the Term Loans in whole or in part. Prepayment of the Term Loans is subject to payment of a prepayment premium equal to (i) 2% of the Term Loans prepaid plus the amount of interest that would have been due through the first anniversary of the Closing Date if the Term Loans are prepaid prior to the first anniversary of the Closing Date, (ii) 1% of the Term Loans prepaid if the Term Loans are prepaid on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, or (iii) 0% if prepaid thereafter. Upon repayment in full of the Term Loans, the Company will pay an exit fee equal to 5% of the original principal amount of the Term Loans.

On the Closing Date, the Company paid an origination fee equal to $200,000.

The obligations under the Credit Facility are secured by all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries.

The Credit Agreement contains customary representations and warranties and includes affirmative and negative covenants applicable to the borrowers thereto and their respective subsidiaries. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and governmental compliance, deliver certain financial reports and maintain insurance coverage. The Company is also required to maintain compliance at all times with a minimum liquidity covenant and minimum total revenue covenant at the levels and subject to cure rights as more fully set forth in the Credit Agreement. The negative covenants include, among others, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.

The Credit Agreement also includes customary events of default, including, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, defaults under any of the loan documents, certain cross-defaults to other indebtedness, certain bankruptcy and insolvency events, invalidity of guarantees or grant of security interest, certain ERISA-related transactions and events, certain orders of forfeiture, change of control, certain undischarged attachments, sequestrations, or similar proceedings, and certain undischarged or non-stayed judgments, in certain cases subject to certain thresholds and grace periods. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement of the Company or other borrowers.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement to be filed with a subsequent periodic report of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 8.01.	Other Events.

On January 2, 2024, the Company issued a press release announcing the entry into the Credit Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Press release issued by Journey Medical Corporation, dated January 2, 2024.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Journey Medical Corporation
(Registrant)

Date: January 2, 2024

	By:	/s/ Claude Maraoui
Claude Maraoui
Chief Executive Officer, President and Director